PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:   Nancy Gillon                     Lafayette Industries, Inc.
           (718) 346-3099                   140 Hinsdale Street
                                            Brooklyn, NY 11207

                      LAFAYETTE INDUSTRIES, INC. ANNOUNCES

                     INTENT TO PURCHASE SES HOLDINGS, INC.

          BROOKLYN,  NY, December 11, 1996 - Lafayette Industries,  Inc. (NASDAQ
Symbol: LAFI) announced today it had signed a letter of intent to acquire New York based SES Holdings, Inc. subject to a definitive purchase agreement. SES is the owner of several high-tech manufacturing companies including one which designs and manufactures bill-paying kiosks and consumer-interactive vending machines.

          Lafayette is acquiring SES through an exchange of stock with SES's parent company, SIS Capital Corp. SIS Capital Corp. is a wholly owned subsidiary of Consolidated Technology Group, Ltd. (NASDAQ Symbol COTG). As a result of the acquisition, SIS Capital would become the majority stockholder of Lafayette, holding a combination of common stock and convertible preferred stock which when converted would result in SIS owning approximately 65% of the issued and outstanding shares of Lafayette. In addition, SIS would be provided with an option to acquire, for a nominal consideration, up to 15% of any SES Companies, upon the occurrence of certain conditions, such as a sale, merger or financing of any such companies. The transaction is expected to close before year end. Lafayette CFO, Lloyd Robinson, said the move should propel Lafayette into several areas of future, dynamic growth.



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         "SES has the  potential  to  become a  significant  factor  in  several leading growth industries," Mr. Robinson said. "We believe that we best serve the interests of Lafayette and our shareholders by incorporating SES into Lafayette and capitalizing on the strides SES has make in these important industries of the future."

         For the nine-month period ended September 30, 1996, SES had revenues of approximately $4.9 million with a gross profit of $904,000. After SG&A and interest, it had a net loss of approximately $1.2 million.

         SES's products currently include automated bill payment machines for utility companies, and prepaid telephone calling card dispensing machines. SES management believes that the demand for telephone calling cards should continue to grow rapidly.

         Other  products  of SES include  aircraft  engine  instruments  and oil
pressure   transmitters,   optical   encoders,   encoding  motors,   and,  under
development, point of sale telephone calling cards.

         Lafayette Industries, Inc. and its subsidiaries design, manufacture and sell to retail stores customized store fixture displays and merchandising systems as well as large volume industry-standard display systems. Upon completion of the acquisition, Lafayette's principal business would be the operations currently conducted by SES Holdings, Inc.